Exhibit 10.7

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this "Agreement") is entered into effective March 31, 2017, by and between Keystone-Centennial II, LLC, a North Carolina limited liability company, ("Landlord"), and Argos Therapeutics, Inc., a Delaware corporation, ("Tenant").

RECITALS

Pursuant to that Lease Agreement dated January 17, 2017, entered into by Tenant and Landlord (the "Lease"), Tenant leased from Landlord approximately 40,420 rentable sq. ft. in that building located at 1010 Main Campus Dr. in Raleigh, NC and identified as the "Center for Technology and Innovation", (the "Premises"). (The Lease is incorporated into this Agreement by this reference and, except where specifically provided to the contrary in this document, the capitalized terms shall have the same meaning as those used in the Lease.) Pursuant to Section 6.1 of the Lease, Tenant delivered a $2,400,000 "Irrevocable Standby Letter of Credit", dated January 18, 2017, (No. IS0485461U) issued by Wells Fargo Bank, National Association in favor of Landlord (the "Letter of Credit") to Landlord as security for Tenant's obligations under the Lease. Tenant defaulted under the Lease ("Tenant's Default") and on March 16, 2017, advised Landlord: (i) that Tenant wanted to terminate the Lease; (ii) that Tenant was relinquishing all rights to possession of the Premises; and (iii) to begin efforts to relet the Premises. Landlord sent a notice of termination of Lease to Tenant on March 17, 2017. After negotiation, the parties have agreed to an early termination of the Lease on the terms and conditions set out below. In consideration of these Recitals and the promises of set out below, the parties agree as follows:

1. TERMINATION/RELEASE. The Lease shall be deemed terminated as of March 17, 2017 (the "Termination Date"). Notwithstanding Section 30 of the Lease to the contrary, except for their respective obligations under this Agreement: (i) neither party shall have any further rights or obligations under the Lease, and (ii) each party releases the other from any and all other claims it may have as against the other arising out of or relating to the Lease or the Premises, whether those claims are known or not or accrued or not, and whether those claims are contingent or non-contingent, liquidated, or unliquidated.

2. LANDLORD DAMAGES. The parties acknowledge that Landlord has and will suffer significant damages as a result of Tenant's Default (collectively, the "Landlord Damages"), including the following:

2.1. Construction Costs. Pursuant to Section 7.2 of the Lease, Landlord had commenced construction of the Tenant Upfit, which was to be constructed at Tenant's sole cost and expense. On or about February 22, 2017, Tenant requested that Landlord stop construction of the Tenant Upfit, which it did. As of that date, Landlord had incurred a total of approximately $748,560 in construction costs in constructing the Tenant Upfit (the "Construction Costs"). Landlord has demanded payment of the Construction Costs from Tenant; but Tenant has failed to reimburse Landlord for all but $64,152.70 of the Construction Costs (the "Tenant CC Payment"). Tenant acknowledges that its obligation to reimburse Landlord for the Construction Costs: (i) is independent of its obligation under the Lease to pay the Rent to Landlord; and (ii) would exist even if the Lease were not being terminated. Landlord acknowledges that it should be able to salvage some of the Tenant Upfit which has been completed and, in consideration for such, has agreed to return the Tenant CC Payment to Tenant.

2.2. Lost Rents & Other Damages. Pursuant to Section 17.2 of the Lease, Landlord is entitled to recover from Tenant: (i) any and all commercially reasonable costs (i.e., broker commissions, alteration/repair costs, attorneys' fees, etc.) incurred by Landlord in reletting the Premises; (ii) any deficiency between Tenant's scheduled Rent (i.e., Base Rent and Additional Rent) for the remainder of the Term and the rent charged to the new tenant; (iii) the unamortized portion of the funded Tenant Upfit Allowance; (iv) the Rent Abatement; (v) interest at 12% per annum on all sums due from Tenant; and (vi) all attorneys' fees incurred by Landlord in enforcing the Lease, (collectively, the "Termination Damages"). Landlord has begun the reletting process; but, as of yet, has been unable to relet any of the Premises. Because the Premises has not yet been relet, the parties acknowledge that it is not possible, with any certainty, to calculate the actual amount of the Termination Damages. The parties have nevertheless agreed that the rent reserved under the Lease for 15% of the remainder of the Term would not be less than $1,800,000.00. Acknowledging that the Termination Damages are somewhat speculative and that this Agreement contemplates that the Termination Damages shall be paid in one lump sum (as opposed to over time as contemplated by the Lease), Landlord has agreed to accept the sum of $1,615,590.00 as payment, in full, of the Termination Damages, payable solely from the Second Draw (defined below).

3. LETTER OF CREDIT. Landlord has previously made a $698,247.86 draw on the Letter of Credit (the "First Draw") in partial payment of the Landlord Damages. Promptly after the execution and delivery of this Agreement by both parties, Landlord will make a second and final draw on the Letter of Credit in the amount of $1,665,902.14 (the "Second Draw"), which Landlord will accept as full payment of the balance of the Landlord Damages due. Promptly after its receipt of the funds from the Second Draw, Landlord shall: (i) have no further rights to draw on the Letter of Credit; and (ii) return the original Letter of Credit, along with a check for the Tenant CC Payment, to Tenant. Tenant irrevocably waives any and all rights to contest Landlord's making of either the First Draw or the Second Draw.

4. SURVIVING OBLIGATIONS. Notwithstanding the termination of the Lease, each party's indemnification obligations under Section 27 of the Lease with respect to broker's commissions shall remain in full force and effect and shall survive this termination of the Lease.

5. REPRESENTATIONS. Each party warrants that: (i) it is authorized and empowered to enter into this Agreement; (ii) the person signing in a representative capacity on its behalf is duly authorized to sign this Agreement; and (iii) this Agreement constitutes its valid and binding obligation and is enforceable against it in accordance with its terms.

6. MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties on the subject of the termination of the Lease. All of the parties' prior agreements on this subject, whether oral or written, shall be of no force and effect. This Agreement cannot be modified other than by an agreement in writing signed by both parties. This Agreement shall be binding upon each party’s successors and assigns. Except as except as expressly provided otherwise in this Section, Sections 1.2, 26, 31.6, 31.7, 31.8, and 31.9 of the Lease shall be applicable to this Agreement and references in those Sections to "Lease" shall be construed to refer to this Agreement. The parties have executed this Agreement as an accord and satisfaction.

[Signatures on Next Two Pages]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered all on the date first above written.

LANDLORD:

Keystone-Centennial II, LLC,

a North Carolina limited liability company

By Its Manager:

Keystone Corporation,

a North Carolina corporation

By: /s/ J. Patrick Gavaghan (SEAL)

Name: J. Patrick Gavaghan

Title: President

TENANT:

Argos Therapeutics, Inc.,

a Delaware corporation

By: /s/ Jeffrey D. Abbey

Name/Title: Jeffrey D. Abbey, CEO